exhibit 10.46

DATE: July 10, 2004

TO: Harry Kurtzman

FROM: Neal Meehan

SUBJECT: Series "B" Funding

Harry:

Aura Systems, Inc. hereby acknowledges receipt of an additional $100,000 from The Aries Group as initial funding towards the purchase of Series "B" Preferred Stock. The total of $300,000 will be considered to comply with the Schedule A funding.

Thank you,

/s/ Neal Meehan

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Neal F. Meehan

CEO